Exhibit 4.4(b)

INSTRUMENT AMENDING THE

EQUISTAR CHEMICALS, LP

SAVINGS AND INVESTMENT PLAN

Equistar Chemicals, LP hereby amends the Equistar Chemicals, LP Savings and Investment Plan, effective November 30, 2004, as follows:

Section 2.1, “Membership,” is amended in its entirety to read as follows:

2.1	Membership

Except as otherwise provided herein, an Employee who is paid on the Company’s United States dollar payroll is eligible to become a Member on the date he performs an Hour of Service after Company employment begins. A Transferee Employee is eligible to be a Member on the date of transfer. Notwithstanding anything to the contrary in this Plan, the following individuals shall not be Eligible to participate in this Plan:

(a)	Casual Employees and Project Employees, as defined in the Equistar Chemicals, LP Employment Classification system;

(b)	Leased Employees;

(c)	Employees represented by any collective bargaining agent, unless the person is an Employee represented by a collective bargaining agent which has negotiated Plan benefits;

(d)	Students employed under an internship or cooperative program with an institution of higher education;

(e)	A person working for the Company under an agreement between the Company and a non-affiliated person who pays that person’s wages or salary or a person employed by the Company under a written agreement that specifically excludes the person from benefits coverage;

(f)	Any person who (i) is not on the Company’s salaried or hourly employee payroll, (ii) has agreed in writing to be treated as other than an employee, or (iii) whose compensation is reported to the Internal Revenue Service on a form other than Form W-2;

(g)	Employees of the Company or any of its Subsidiaries or Affiliates who are eligible for or members of a savings and investment plan or any successor savings and investment plan designed to provide benefits to those Employees; or

(h)	Employees who (i) were employed by Millennium Chemicals Inc. immediately prior to the Merger; and (ii) continued to be employed by Millennium Chemicals Inc. immediately following the Merger.

Plan Membership shall continue until the date set forth in Section 2.3(a). A former Member is eligible to recommence Plan participation on the first day on which he completes an Hour of Service after his return to Company employment.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 2nd day of November, 2004.

ATTEST:		EQUISTAR CHEMICALS, LP

BY:	/s/ JoAnn L. Beck	BY:	/s/ John A. Hollinshead
	Secretary		John A. Hollinshead
Vice President, Human Resources